EXHIBIT 8.1

Principal subsidiaries of National Westminster Bank Plc

The principal subsidiary undertakings of the Bank are shown below. Their capital consists of ordinary and preference shares, which are unlisted. All of the subsidiary undertakings are owned directly or indirectly through intermediate holding companies and are all wholly-owned. All of these subsidiary undertakings are included in NatWest Group’s consolidated financial statements and have an accounting reference date of 31 December.

Country of
incorporation
and principal area
	Nature of business	of operations

Coutts & Co (1)	Private banking	Great Britain
Greenwich Capital Markets, Inc. (2)	Broker dealer	US
National Westminster Home Loans Limited	Home mortgage finance	Great Britain
Ulster Bank Limited (3)	Banking	Northern Ireland

Notes:
(1)	Coutts & Co is incorporated with unlimited liability. Its registered office is 440 Strand, London WC2R 0QS.
(2)	Shares are not directly held by the Bank.
(3)	Ulster Bank Limited and its subsidiary undertakings also operate in the Republic of Ireland.